
                                                      Exhibit 11


                       KOLLMORGEN CORPORATION

                   COMPUTATION OF PER SHARE EARNINGS

            (Dollars in thousands, except per share amounts)


                                                   For the
                                               Three Months Ended
                                                    March 31,
                                               ------------------
                                           1994             1993
                                        ----------      ----------
Net income (loss)                       $     850       $    (441)

Less preferred stock dividends and
        accretion of discount                (581)           (581)

Earnings (loss) applicable to
        primary common shares                 269          (1,022)

Number of shares:
    Weighted average number of common
        shares outstanding               9,636,798       9,630,134
                                        ----------      ----------

Earnings (loss) per common share           $  .03          $ (.10)
                                            ======          ======



See accompanying notes to consolidated financial statements.